Exhibit 99

Press Release

April 18, 2005
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 1st QUARTER OF 2005

West Des Moines, IA – West Bancorporation, Inc. (WTBA), parent company of West Bank and WB Capital Management Inc. (d/b/a VMF Capital), reports net income of $4,842,000, or $0.29 per share, for the first quarter of 2005, compared to $4,262,000 or $0.25 per share for the first quarter of 2004. The return on average equity and return on average assets were 20.08 percent and 1.68 percent, respectively, for the first quarter of 2005.

Net income for the first quarter of 2005 was $580,000 higher than the first quarter of 2004, an increase of 13.6 percent. The increase was primarily due to higher net interest income which was largely the result of loan growth. Loan growth contributed to a $1,024,000 increase in net interest income. The provision for loan losses was $150,000 higher than last year, in large part because of the growth in loans. Noninterest income increased by $91,000 and noninterest expenses were $294,000 higher.

The net interest margin for the first quarter of 2005 contracted 15 basis points compared to the first quarter of 2004. However, average earning assets were $176.1 million higher. The growth in earning assets consisted of $129.4 million in average loan growth and a $72.2 million increase in the average balance of the investment securities portfolio. Average federal funds sold and other short term investments averaged $25.5 million less. Funding for the asset growth came from a $141.1 million dollar increase in average deposits and an increase in average borrowings of $36.7 million. The net interest margin decreased from a year ago because the cost of short term borrowings and jumbo certificates of deposit has risen more than the yield on the loan and investment portfolios.

Noninterest income was higher due to a $183,000 increase in investment advisory fees. Offsetting this increase was a decrease in service charges on deposit accounts of $105,000. The decrease in service charges on deposit accounts was due to lower overdraft fees and lower service charges on commercial accounts. Increases in interest rates have allowed compensating balances to offset more service charges.

The more significant factors included in the increase in noninterest expenses are: 1) an increase in compensation and benefits of $115,000, or 4.7 percent; 2) higher occupancy and equipment costs of $79,000, due to the Coralville office which opened in December, 2004 and higher depreciation expense due to equipment purchases during 2004; and 3) increased marketing costs of $57,000 which were incurred for targeted business development activities.

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The amount of nonaccrual loans as of March 31, 2005 was $2,940,000. This was $540,000 higher than a year ago. During the first quarter, a commercial real estate loan with a balance of $2,221,000 was placed on nonaccrual status. Loans past due 90 days or more and still accruing interest as of March 31, 2005 totaled $339,000 compared to $192,000 as of March 31, 2004. Other real estate owned was $149,000 at March 31, 2005 and consisted of two properties. At March 31, 2004, other real estate owned totaled $248,000. The allowance for loan losses as a percent of total loans was .93 percent as of March 31, 2005 compared to .99 percent a year earlier. Nonperforming assets as a percentage of loans at March 31, 2005 was 0.46 percent compared to 0.47 percent a year ago.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and through its subsidiary, West Bank, has been serving the greater metropolitan Des Moines area for 112 years and the Iowa City area since July of 2003. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses. VMF Capital, with offices in Cedar Rapids and Clive, Iowa, provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk, competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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WEST BANCORPORATION, INC. AND
SUBSIDIARIES
Financial Information
(unaudited)
			March 31,	March 31,
CONSOLIDATED STATEMENTS OF CONDITION			2005	2004
Assets
Cash and due from banks			$30,326,480	$25,298,601
Short-term investments			25,839,422	34,566,347
Securities			319,407,540	267,581,336
Loans			741,832,299	601,809,968
Allowance for loan losses			(6,901,667)	(5,955,308)

Loans, net			734,930,632	595,854,660
Other assets			54,891,388	49,121,119
Total assets			$1,165,395,462	$972,422,063

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing			$195,218,080	$170,934,228
Interest-bearing
Demand			46,827,669	41,301,246
Savings			312,915,513	324,953,455
Time			315,259,965	135,966,942

Total deposits			870,221,227	673,155,871
Short-term borrowings			101,363,355	98,364,604
Long-term borrowings			90,416,521	102,664,168
Other liabilities			5,660,426	3,299,120
Stockholders’ equity			97,733,933	94,938,300
Total liabilities and stockholders’ equity			$1,165,395,462	$972,422,063

	PER COMMON SHARE (1)		MARKET INFORMATION (1)(2)
	Net Income	Dividends	High	Low

2005
1st quarter	$0.29	$0.160	$19.25	$15.93
2004
1st quarter	0.25	0.152	17.14	15.40
2nd quarter	0.27	0.152	17.14	13.93
3rd quarter	0.29	0.160	17.54	14.76
4th quarter	0.30	0.160	18.15	16.21
(1) In July 2004, the Company’s Board of Directors authorized a 5% common stock dividend. Per share numbers in this report have been adjusted for that stock dividend.
(2) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ
National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.
(3) Minor reclassifications were made to certain 2004 categories to conform to the 2005 presentation.

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WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
	Three months ended
	March 31,
CONSOLIDATED STATEMENTS OF OPERATION (3)	2005	2004
Interest income
Loans	$10,885,057	$8,747,150
Securities	3,433,787	2,498,254
Other	138,400	187,747
Total interest income	14,457,244	11,433,151

Interest expense
Deposits	2,727,878	1,343,506
Short-term borrowings	890,369	220,632
Long-term borrowings	1,242,395	1,296,160
Total interest expense	4,860,642	2,860,298

Net interest income	9,596,602	8,572,853
Provision for loan losses	375,000	225,000
Net interest income after provision for loan losses	9,221,602	8,347,853

Noninterest income
Service charges on deposit accounts	1,042,554	1,147,097
Trust services	140,000	126,000
Investment advisory fees	750,237	566,825
Increase in cash value of bank-owned life insurance	206,270	223,226
Net realized gains (losses) from sales of
securities held for sale	(1,189)	—
Other income	388,834	372,978
Total noninterest income	2,526,706	2,436,126

Noninterest expense
Salaries and employee benefits	2,578,320	2,463,671
Occupancy	589,649	511,063
Data processing	327,712	337,011
Other expense	1,093,969	983,782
Total noninterest expense	4,589,650	4,295,527

Income before income taxes	7,158,658	6,488,452
Income taxes	2,316,177	2,226,485
Net income	$4,842,481	$4,261,967

PERFORMANCE HIGHLIGHTS

Return on average equity	20.08%	18.25%
Return on average assets	1.68%	1.74%
Net interest margin	3.72%	3.87%
Efficiency ratio	36.56%	39.66%

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